Exhibit 10.14

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

May 31, 2018

Mr. Francisco Silva

10 Flyers Lane

Tustin, California 92782

Dear Mr. Silva:

Reference is made to the Executive Employment Agreement, dated as of May 10, 2011, between BioRestorative Therapies, Inc. (the “Company”) and you (the “Executive”), as amended (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the Employment Agreement, the Executive is entitled to receive an annual bonus of up to 20% of his Per Annum Salary based upon the satisfaction of certain performance goals.

The parties agree that the performance goals for the year ended December 31, 2017 were not satisfied and that, accordingly, no bonus was payable for such year. The parties agree further that the performance goals for the year ending December 31, 2018, and the bonus amount payable with respect thereto, are as set forth on Schedule A attached hereto.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BioRestorative Therapies, Inc.

By:
Mark Weinreb, Chief Executive Officer

Agreed:

Francisco Silva

SCHEDULE A

2018 Bonus Milestones:

●	$20,125 in the event the Company completes two mock production runs of BRTX-100 at a contract manufacturing organization (“CMO”) or the Company’s cleanroom and BRTX-100 meets all specified product release tests;

●	$17,250 in the event the Company develops a novel cell-based biologic or a new allogeneic cell-based program resulting in a new pre-clinical initiative and files for intellectual property protection relating thereto and such action is approved by the Company’s Chief Executive Officer;

●	$14,375 in the event the Company receives written approval to receive one or more grants, for an aggregate amount of at least $250,000, for research related to the Company’s brtxDISC Program or ThermoStem Program;

●	$5,750 in the event that the Company has an article published by a peer-reviewed journal with regard to its brtxDISC Program or ThermoStem Program.

It is understood and agreed that each of the foregoing milestones must be achieved by December 31, 2018 in order for the Executive to be entitled to receive the Bonus amount. In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. The Executive acknowledges and agrees that the Company is under no obligation to approve the pursuit of, or pursue, any of the milestones set forth above. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.